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                                                                     EXHIBIT 3.1

              MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
                               FILING ENDORSEMENT

This is to Certify that the ARTICLES OF INCORPORATION-PROFIT for

                           MUSLIM MEDIA NETWORK, INC.

                                ID NUMBER: 47123D

received by facsimile transmission on February 3, 2005 is hereby endorsed filed on February 4, 2005 by the Administrator. The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

                                In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 4th day of February, 2005.

[State Seal of Michigan]
                                /s/ Andrew L. Metcalf,         Director

                                Bureau of Commercial Services

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               CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU

                            ARTICLES OF INCORPORATION
                     For use by Domestic Profit Corporation

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

ARTICLE I

The name of the corporation is: Muslim Media Network, Inc.

ARTICLE II

The purpose of purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARCITLE III

The total authorized shares:

1.    Common shares 60, 0000
      Preferred shares ___________

2. A statement of all or any of the relative rights, preferences and limitation of the shares of each class is as follows:

ARTICLE IV

1. The address of the registered office is: 2600 W. Big Beaver #550, Troy, MI 48084

2.    The mailing address of the registered office, if different than above:

3.    The name of the registered agent at the registered office is: Daniel R.
      Boynton

ARTICLE V

The name(s) and address(es) of the incorporator(s) is(are) as follows: Daniel R. Boynton 2600 W. Big Beaver Rd, Suite #550, Troy, MI 48084

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a

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compromise or arrangement or reorganization of this corporation as a consequent of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholder who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VIII

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 551(1) of the Michigan Corporation Act, as the same exists or hereafter may be amended, or (iv) an intentional criminal act. If the Michigan Business Corporation Act hereafter is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the corporation, in addition to the limitations on personal liability provided for herein, shall be limited to the fullest extent permitted by the amended Business Corporation Act. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

I, (We), the incorporator(s) sign my (our) name(s) this 3rd day of February , 2005.

/s/ Daniel R. Boynton
Daniel R. Boynton

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